EXHIBIT 99.2

On Friday, March 16, 2012 at 10 am (Eastern Daylight Time), the Company held a conference call with its shareholders and investors. A synopsis of the conference call is as follows:

We have reduced our G&A expenses and staff here in the corporation by approximately 21% or 22%. That number has changed slightly because we have retained a few additional people as our revenue-generation component has increased.

In Q1 of 2012 as of last week, we have generated $343,000 worth of revenue that's been invoiced. For Q1, we also have three contracted tests that we will be performing for $43,000. The unit that is generating the revenue it's still under contract.

We are in final negotiations for another unit deployment. We are in final negotiations with a water storage service provider who has operations in the oil and gas industry, power utilities and in forestry. We are in negotiations with another oil and gas service provider who will be visiting our commercial operations in the next week or so, and if they are satisfied, they have expressed interest in adding us to their service offerings. We are also in trial negotiations to develop a semi-permanent retention and remediation center.

After quite a bit of time right now, we are seeing a lot of fruits of our labor. As far as the money situation is concerned, the first quarter, we have raised approximately $2 million through today.

That $2 million is a combination of debt and equity. The equity deal is $0.75 a unit. That unit contains one share of common stock and an half of a warrant at a strike price of $1.75.That is a five-year term on the warrant.

We do have additional soft commitments for approximately another $2 million to $3 million. Additionally, there are some other interested high net worth individuals that we have been talking to with no real commitments, but a lot of interest.

We have billed in excess of $400,000 which we expect to come in in the next week or two.

Between the few million dollars that we've taken in, the softer commitments that we have in the future and $400,000 coming in from our customer and then the future revenues, the Company, will be in good shape for cash flow is concerned.

We disposed one of the assets of the Company, our GPS Latitude unit, a Canadian entity. We negotiated and closed that transaction and received cash payment for our interest in that entity of $225,000. That occurred about a week and a half ago. That adds to our capital reserve.


                              ANSWERS TO QUESTIONS

We're currently in a revenue-generating state. The existing contract we have with this top-tier oil and gas company is a three-month revolving contract, and we anticipate that to go to something more robust in the near future.

Upon a successful final negotiation on a unit deployment, there's about a one-week gap before we can deploy. For retention remediation center, the construction of that could take up to three to four months.

Basically, the current clients that we're dealing with the unit in the Permian Basin originally started using only 10% of the water that we process for them. Within a number of days, they were utilizing 100% of the solution, the flowback water that we were producing for them. And so, definitely, there's a cost-savings to that client, which we're addressing with them as we speak in terms of our pricing scenario.

There was a draft study released by the University of Texas, their energy institute in the last several weeks that we have a copy of. And within that document, there is a few sections that specifically address the cost associated with the remediation of water in the fracking segment of the oil and gas industry.

Yesterday, Oklahoma announced that over the next five years that they're going to be restricting the drain of their aquifer by close to 90%. So, the cost of harvesting fresh water is going to go up significantly.

We are working with our clients to gather their cost. It's all based on geographics and state regulation. So, there is a broad range of cradle to grave cost of water across the country, anywhere from $5 to north of $12 per barrel.

We are finding that with having a unit in commercial operation we're having significantly more interest in the functionality and the capability of our units. To elaborate a little bit about that, right now, we're processing down in the Permian Basin.

We had many huge companies, oil and gas companies come and visit the processing of our unit. It was open door and we make arrangements for these companies to come on in and observe our technology and our process, all of course under strict confidentiality and nondisclosure agreements.

Just to add a number to the number of visits we've had to our site, we've had 14 demos this week alone with top-tier oil and gas companies. It is constantly changing as more and more oil and gas companies have discovered that they have the ability to actually use a horizontal well where they have in the past only been using the traditional vertical wells on the periphery of the main basins, on the domes. And as they keep expanding the amount of horizontal drilling, the water requirements go from 1 million gallons to 7 million gallons. So, it's a constantly challenging environment. And to best of my recognition, there are very, very few, if any, new coal-fired power utilities being built at all. So the expanding market is in the oil and gas industry, especially in areas such as Oklahoman that has just two days ago announced a serious restriction on their aquifer. You've got the Permian which is in a 100-year drought. That is expected to last another two or three years. We just see that the oil and gas industry is more precarious with their water situation right now.

The volumes that the coal fired power utilities are very, very significant, in tens of millions of gallons. And there's really not a potential there, the water is sitting in theses waste water ponds across the United States and up and down the East Coast of the United States, and they're ready to be processed. And that's why the announcement was made yesterday as to the agreements that we have solidified with these major companies to move out and start processing and start working at their sites.

Use of proceeds is obviously for the growth and the design and the engineering of the plants that Martin has been talking about. We have earmarked some of the money for sustaining our growth within the next few months.

With everything that's happening and with all the sales that we plan on procuring within the next few months, we're going to have tremendous amount of growth, especially in our serving areas, servicing the clients, deploying the inventory that's necessary to actually work our units and any engineering necessary to keep the units going.

Our technology is based on Electro Precipitation, which requires plates which are zinc and carbon-coated aluminum, and depending on the water that we treat is contingent upon the plates that we use. And those plates do sacrifice to a certain degree which have to be replaced.

So, that seems to be our largest cost of sales in the processing for our clients. So, that will take a significant amount of money to replace these plates. As you know, the more significant clients and customers that we deal with, you don't get paid for 60, 90 days unless we choose to utilize AR line of credit.

So we will have a gap in our receivable from, at least -- or costing out of the plates and the costing out of operations and our CapEx costs, until we get cash flow from receivables from our customers.

We actually have 16 units in our inventory currently, and one of those revenue-generating, with our top-tier client.

Well, they're a combination of things occurring. We are looking at multiple leading-edge technologies and we're in the process of developing our own technologies to augment the EP processing system. Each client has a different criteria and the name of our company is Latitude Solutions. So we'd like to underscore that and, ideally, we will be finding complete 100% solutions for each of our clients. When we call it a retention remediation plant facility, there are multiple things that we could add to augment the offering. It's all client-specific. That solution is what we're bringing to the table. But there are some clients who want the water to be remediated to animal husbandry level or they only want it to be remediated to a level that meets regulatory requirements for disposal.So there are multiple different solutions that we've been asked to provide and we're making sure that we augment our technology with those that are currently available in the market place.

We're looking towards the end of the summer to cash flow from operations. Of course, that's based on our revenue projections that include the plants that Martin has just spoken about. And so, that would be towards the end of the summer or sometime in the third quarter fiscal year.

Because it's under global constraint and we have managed to acquire capacity through letters of intent, because we're going up against the Chinese solar panel industry. So what -- we managed to address that issue.

The next issue I'm hoping that we face is when Jeff mentioned if that we've had done 14 demonstrations this week. I would love to have the problem to have that ten or 12 of them turned around and said, let's get into negotiation. That would be an issue that I would like to bring to the table, and I hope I have to face that soon.

The answer is, yes, sir, we have. And if we had been downplaying the magnitude of that market, I apologize. We are very cognizant of the magnitude.

We believe it's the scrubber process, but I'm not far enough through the client development phase to be able to answer that in detail right now, sir.

Actually, just to further answer that or comment on that is, the pilot tests that we have scheduled for the water scrubbing process is going to determine more or less what the final product would be utilized for. And that's one of the reasons -- sort of the main reason for the tests going out there.

Well, what we have accomplished is we treated the wastewater that they're interested in, obviously, mediating. And we tested it to degrees of their acceptance and their approval.

And that was, of course -- that's just a preliminary process that got us to a very healthy pilot test, again, that we will be using, or that we'll be doing subsequently. So, again, your question is just a little premature until we get out there.

I can answer that. Two to three months.

No, that's two to three months to get an enhanced equipment that we've -- over the last period from being in commercial operations, we're learning on a daily, hourly basis what we do want to take on our [offering to]. And we're already working on scoping that out.

So that when we do pull the trigger for expanding our deployable inventory, we will be able to generate multiple units in a fixed timeframe.

Well, as you're aware, John Paul, we're in negotiations with our primary vendor on remediating some past due invoices, along with the development and deployment of additional technologies that we can add on to our Latitude units. So a portion of it, yes.

Yes. Without getting into specific pricing scenarios, we have established certainly minimum pricing structures with our existing client that it will allow us to be profitable. And you're absolutely correct that as we develop more longer-term robust contracts with these various oil and gas countries, pricing will be adjusted accordingly, depending on volume, location and other factors. We've established a price in the Permian Basin, and it provides an adequate margin contribution. We are in the process of establishing the pricing for the Marcellus. At the moment, we're in negotiations in the Bakken, which is near the Manitoba border, and prices are in the same range as we've established in the Permian.We have been approached to open discussions for Horn River, which is in Northeast British Columbia. And that will be significantly different just simply due to the geographic location, if and when we choose to operate in another country.

Now, this is an actual company that we've been in negotiations with and it's a purification process -- a smaller volume, but significantly higher cost to the client. And we feel that there's a significant opportunity with them.

That's one of the reasons that we are actually talking with the significant service providers to be able to augment our staffing capabilities and deployment capabilities such that when those situations arise, whether it'd be in the northwest, in forestry, or be it in the northeast in power.

We have plans maybe this year to meet a certain criteria for the American Stock Exchange or any other exchange that we want to elevate to. As you probably know, there's requirements for liquidity, there's requirements for trading value. There's requirements for equity, assets, quick ratios, working capital ratios, and of course, revenue. So when we get to that point, when the Company can meet this criteria, we will certainly look at filling out an application. Based on what the Board wants to do and based on what management feels, American Stock Exchange can be a way to go, NASDAQ can be a way to go, but that's ultimately going to be decided by management and the Board.